Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES NOVEMBER CASH DISTRIBUTION
     DALLAS, Texas, November 19, 2007 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.170036 per unit, payable on December 14, 2007, to unit holders of record on November 30, 2007.
     This month’s distribution increased due primarily to increased oil and gas production in the Waddell Ranch, gas production in the Texas Royalty properties and higher oil prices. This would primarily reflect production for the month of September.
     Oil volumes were substantially higher due to a unique anomaly of a previously plugged and abandoned well which was unplugged and a substantial volume of oil flowed for nearly the entire month of September, and then it abruptly ceased flowing. This is a one-time occurrence for this month and should not be considered as a recurring increase in oil production volume.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 77,884 bbls and 365,925 mcf. The average price for oil was $73.54 per bbl and for gas was $7.03 per mcf. Capital expenditures were approximately $51,575. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	77,884	365,925	$73.54	$7.03

Prior Month	68,659	342,431	$67.48	$7.36
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877.228.5085